Exhibit 99.1

Post Holdings Third Quarter Fiscal Year 2014 Earnings Conference Call Script - August 8, 2014

Participants

•	Brad Harper - Investor Relations

•	Terence E. Block - President and Chief Operating Officer

•	Robert V. Vitale - Chief Financial Officer

Script
Operator
Welcome to Post Holdings third quarter 2014 earnings conference call and webcast.
Hosting the call today from Post are Terry Block, President and Chief Operating Officer and Rob Vitale, Chief Financial Officer.
Today’s call is being recorded and will be available for replay beginning at 12:00 pm EDT. The dial in number is (800) 585-8367 and the passcode is: 69991379.
At this time, all participants have been placed in a listen-only mode. It is now my pleasure to turn the floor over to Brad Harper, Investor Relations of Post Holdings for introductions. Sir, you may begin.
Brad Harper - Investor Relations
Thank you and good morning. Welcome to the Post Holdings’ conference call where we will discuss results for the third quarter of fiscal 2014. With me today are Terry Block, our President and COO, and Rob Vitale, our CFO.
We will not be taking questions after our prepared remarks today. The press release that supports these remarks is posted on our website at www.postholdings.com. In addition, slides are available on our website and filed with the SEC on a Form 8-K filed today for reference during today's call.
Before we continue, I would like to remind you that this call will contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties which should be carefully considered by investors as actual results could differ materially from these forward looking statements. For more information, please visit the SEC FILINGS page in the Investor Relations section of our website.
These statements speak only as of the date of this call and management undertakes no obligation to update or revise these statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. As a reminder, this call is being recorded for audio replay. And finally, this call will discuss certain non-GAAP measures. For a reconciliation of non-GAAP measures to the nearest GAAP measure, see our press release issued yesterday and posted on our website.
With that, I will turn the call over to Terry.
Terence E. Block - President and Chief Operating Officer
Good morning and thank you for joining us. This morning, we will review the results of our business for the third quarter and for the nine months ended June 30, 2014. Despite progress against some key initiatives, this quarter fell short of our expectations, with sales of $633 million and Adjusted EBITDA of $87.8 million.
Over the past 15 months, we have closed six acquisitions, transforming Post into a diverse consumer packaged goods holding company. We’ve sought to counter the negative category trajectory in our core RTE cereal business with acquisitions that compete in categories with better growth prospects driven by large secular themes. We remain very positive about the companies and the prospects our acquisitions afford Post Holdings. The investments in active nutrition, private brands, and value added egg products provide Post the ability to address themes supporting portability and convenience; changing diet trends; and a shift in breakfast away from home. Additionally, we’ve diversified the retailers and channels that sell Post products. The pace of transformation has been aggressive. It’s our belief, that the opportunities we pursued outweigh the short-term risks and learning curve uptakes associated with the rate of transformational change.
Rapidly building a diverse portfolio and transforming Post from $1 billion to a projected $4 billion in net sales brings challenges. During Q3, we experienced some acquisition related challenges as well as some of a legacy nature. More specifically, some headwinds during the quarter included: escalating commodity input costs within Active Nutrition and Private Brands; previously noted operational issues hampering both costs and sales within Active Nutrition; and greater than expected volume weakness in RTE cereal category declines.
Let me provide additional color. For the quarter ended June 30, 2014, RTE cereal category as measured by Nielsen experienced dollar consumption declines of 6.1% year over year. This rate of decline accelerated in the third quarter. While we had expected a decline, we had been expecting the rate of decline to level off.
We estimate that reductions in SNAP funding had a drag on category volumes of approximately 1%. This will cycle over in November. Beyond SNAP reductions, the challenges facing the category continue to be lower lifts for promotional dollars, as well as shifts in consumer behavior towards more convenient on the go foods including away from home, and higher protein forms of breakfast. For Post, combating these cereal category headwinds requires a restructuring of promotional dollars with a heavy emphasis on performance, improving our cereal innovation and renovation efforts, as well as investing to gain participation in the themes mentioned earlier.
Given the environment, Post is actually doing relatively well in this challenged category. Post Foods recorded net sales of $238.2 million for the quarter, a decline of $8.4 million, or 3.4%. Post continued to drive share gains in both dollar share and pounds. Dollar share grew .8 points to 11.4% and pound share grew .8 to 11.7%. We have now had five consecutive quarters of dollar share growth for Post in total.
Honey Bunches of Oats, our largest brand, accelerated share gains of .3 share points in Q3 and has grown share in 8 of the last 9 months. This success has been driven by a strategic focus on core items, which grew 4.8%, as well as continued gains from realigning the pricing architecture across sizes. Pebbles also had a strong dollar share growth, growing .5 points this quarter driven by strength behind our integrated marketing programming, and strong performance from our Pebbles value bags. The brand has grown dollars almost 14% and pounds over 21% fiscal year to date. Great Grains, our third largest brand, also grew dollar share during Q3. The brand continues to be a strong performer overall in the healthy segment. We remain committed to demand generation, executing the fundamentals, and investing to drive increased consumption of our brands. Our long range innovation pipeline is stronger than it has been in the past four years. In 2015, we have a robust line up of new items launching both in the RTE cereal category and beyond the bowl. Lastly, we have test markets planned against multiple breakthrough innovations focused on addressing consumer desires for fresher, leaner, and more convenient foods.
Recall that Post’s Active Nutrition Group consists of the Premier Protein, Joint Juice, Dymatize, and Supreme brands. We will add PowerBar and Musashi to the group after the purchase is completed on October 1. This business operates at the intersection of healthy active lifestyles, and the delivery of protein and other nutrients in bars, shakes, and powders that taste great. The category has attractive growth dynamics as the global active nutrition category is projected to grow at high single digits in the upcoming years.
With respect to the business, we have previously discussed supply chain issues at Dymatize. Moreover, trade inventory adjustments and high milk protein concentrate costs put pressure on the Premier business this quarter.
For the third quarter and the first nine months, Active Nutrition recorded sales of $86.7 million and $194.5 million, respectively. Growth rates for the trailing 3 month and 9 months ending June 30, 2014 compared to the same 3 and 9 month periods last year were (-7.4%) and + 5.7%, respectively. The Premier Nutrition brands have a 9 month growth rate YTD of 19.5%. While Dymatize consumer demand remains strong, the company underinvested in people, processes and controls with respect to its full supply chain - from demand planning through shipping. Strong demand masked this underinvestment until it reached a tipping point. This underinvestment has now resulted in missed shipments and lost sales opportunities, especially against the substantial international business. As a result, we have implemented an overhaul of the supply chain making improvements to customer service reporting, inventory management, plant floor manufacturing configuration and practices, quality assurance, and overall productivity. I’ll stress the issues are all internal to Dymatize, controllable and fixable by the new management team that is now in place. The Dymatize brand remains well positioned. It’s encouraging to note the Dymatize U.S. business grew 16% in Q3, and consumer sell through at two top customers exceeded the sell through average by 2 and 3 times at each customer.

Active Nutrition is a key component in the transformation and growth story of Post with annualized sales expected to exceed $500 million following the close of the PowerBar transaction.
Post’s Private Brands Group consists of Dakota Growers pasta and Golden Boy, a manufacturer of private label conventional and organic nut butters and fruit and nut trail mixes. For the third quarter and the first nine months, the Private Brands Group recorded sales of $134.2 million and $239.9 million, respectively. The growth rates for the trailing 3 month and 9 months ended June 30, 2014 compared to the same 3 month and 9 month periods last year were 6.7% and 0.4%, respectively. Golden Boy, up 26% versus last year same quarter, exhibited solid growth behind organic peanut butter, tree nut butters, and the fruit and nut business, offsetting the expected declines from Dakota Growers. This morning we also announced our agreement to purchase American Blanching Company or ABC as an addition to our successful Golden Boy nut butter business. ABC is one of North America’s largest private label and contract manufacturing peanut butter producers and one of only two commercial peanut blanchers in the U.S. Its dynamic and experienced leadership team has focused on outstanding quality and superior service and by doing so has built a great business with a customer portfolio that is extremely complimentary to and has only limited overlap with Golden Boy’s current business. ABC is a low cost manufacturer of conventional and flavored peanut butter with a state of the art production facility in close proximity to U.S. peanut shellers that will enhance the combined company’s geographic footprint. The combination will expand our capabilities in all key category segments, including conventional peanut butter, organic peanut butter, tree nut butter and value added flavored nut butters. We are excited about the enhanced prospects we foresee as a result of this acquisition and the combination of the two companies.
Michael Foods, on a comparative four week basis, sold 125.2 million pounds of product, a 6.3% increase versus June last year, keeping in mind that June was the first month of Post ownership. Growth was driven by strong gains in egg and potatoes across the food service distribution channel and offset by some weakness in the retail channel where higher category prices reduced consumer takeaway. Michael Foods’ market share across its retail business remained relatively consistent during the period. Net sales totaled $150.5 million in June, a 6.8% increase over last year on a comparative four week basis with all channels contributing to growth.
Attune Foods for the third quarter achieved net sales of $23.7 million and continues to perform within our expectations.
Thank you and I’ll turn the call over to Rob to discuss the financials.
Robert V. Vitale - Chief Financial Officer
Thank you, Terry. Good morning.
Let me start by reiterating some things Terry said. First, we feel very positive about our overall strategy including growing through M&A. Second, obviously we are disappointed in the results of the quarter, but we are also disappointed that we did not accurately anticipate these results.
In my comments, I will briefly review the consolidated results including the initial partial month for Michael Foods. I will also provide detail with respect to the variance from our expectations specifically discussing in further detail Post Foods and Dymatize. Finally, I will comment upon our forecasting methodology and update our outlook.
As with last quarter, the financials include acquisitions from the date of acquisition forward without adjustment to any prior period. With the exception of Post Foods, each segment includes a partial period in either 2013 or 2014 or both. Please refer to our press release for the acquisition dates. All segments - except the Michael Foods segment - reflect a full three months of results in the third quarter of 2014. Before I begin, as Brad mentioned, slides are available which contain material that is outlined later.
Consolidated net sales were $633.0 million. Gross profit was $148.6 million and included $48.9 million from acquisitions. Total SG&A expense was $120.3 million, and is running at 19.0% of net sales. SG&A from acquisitions was $38.7 million in the quarter. Third quarter 2014 SG&A included $12.4 million of acquisition related transaction expenses for announced acquisitions, all of which is added back for the Adjusted EBITDA calculation. Adjusted EBITDA was $87.8 million, and included $37.8 million from acquisitions.
Consolidated net interest expense was $57.0 million for the third quarter, compared to prior year interest expense of $19.2 million. This amount reflects a partial quarter impact for the debt incurred in conjunction with financing the acquisition of Michael Foods and $11.0 million in fees associated with the bridge loan commitment obtained prior to securing the permanent financing for Michael Foods. Giving effect to the capital raised in connection with the Michael acquisition, quarterly net interest expense will be approximately $59-$62 million.

Pre-tax loss for the quarter was ($55.8) million and resulted in an income tax benefit of ($20.7) million. The effective income tax rate was 37.1% compared to 32.0% last year. The elevated effective income tax rate is expected to stabilize and to be approximately 32%-35% in fiscal year 2015.
The third quarter net loss available to common stockholders was ($39.3) million, or ($0.92) per share, which on an adjusted basis was ($12.6) million, or ($0.30) per share. Weighted-average diluted common shares increased to 42.6 million. The increased share count resulted from our common stock issuance this year, as well as the inclusion of “if-converted” shares related to our tangible equity units. At quarter end, there were 44.8 million shares of common stock outstanding excluding the impact of any convertible securities.
For the nine months ended June 30, 2014, net sales were $1.368 billion. Gross profit was $392.5 million. SG&A expenses totaled $306.5 million and was 22.4% of net sales. SG&A included $27.3 million of acquisition related transaction expenses, $26.3 million of which was related to announced transactions and is added back for the Adjusted EBITDA calculation. Adjusted EBITDA was $207.2 million and included $71.7 million from acquisitions.
Losses on foreign currency of $12.9 million were primarily related to hedging of the Golden Boy purchase price and are economically offset by the decrease in the Golden Boy transaction price as reflected in U.S. dollars.
For the nine months ended June 30, 2014, the net interest expense was $123.3 million.
For the nine months ended June 30, 2014, the income tax benefit was ($41.4) million, an effective income tax rate of 42.6%, compared to an expense of $7.3 million and an effective income tax rate of 31.2% for the nine months ended June 30, 2013.
The net loss was ($66.9) million, or ($1.84) per share. Adjusted net loss was ($19.3) million, or ($0.53) per diluted common share.
As you know, we completed the Michael Foods acquisitions in June. Michael Foods’ Adjusted EBITDA plan for June was $17 million and actual Adjusted EBITDA was $14.6 million. Half of this variance was related to the application of purchase accounting which eliminated a deferred gain on commodity hedges expected to benefit June results. While early in our ownership of Michael, we continue to be quite optimistic about the prospects for this business and its categories. Recall that the Michael acquisition is driven more by its growth opportunities rather than its potential synergies with Post. Nonetheless, we estimated that we expect to realize $10 million in cost savings and we are on track to achieve this target. A final comment on Michael, I would strongly encourage you to avoid extrapolating any one month of Michael results. The pass-through pricing model results in significant month to month variability.
Moving beyond Michael, I want to provide detail around the miss from expectations. Again, the following information is also contained in the slide presentation.
For Post Holdings exclusive of Michael, we expected to earn Adjusted EBITDA for the second half of fiscal 2014 of $180-$200 million. Our expectations included a split of Adjusted EBITDA between Q3 and Q4 of 47% and 53%, respectively. Therefore, at the midpoint our expectation for the third fiscal quarter, it was $90 million. Actual Adjusted EBITDA was $73.2 million.
As always our estimates were based on a number of assumptions. Variances in three key assumptions drove a meaningful miss at Post Foods. In each assumption, our expectations were based upon changes in the third quarter versus the average of the first two fiscal quarters:
Assumption 1: Average net pricing at Post Foods would increase by 3.8%. The basis for our assumption was an expected improvement in trade efficiencies and a reduction in inventory liquidations. Our actual average pricing increased approximately 0.8%. While directionally correct, the weakness in category volumes contributed to a continued challenge in trade efficiencies that led to pricing coming in below our expectation. Price variance reduced Adjusted EBITDA by approximately $7.0 million in the third quarter.
Assumption 2: Post Foods cost of goods sold per pound would decrease by 4.4%. The COGS rate did improve by 2.0%. Manufacturing expenses declined, however, freight expenses ran higher than anticipated by approximately $2 million. The COGS variance produced a reduction in Adjusted EBITDA of approximately $3.3 million.
Assumption 3: Post Foods volume would increase 0.5%. Throughout this fiscal year, Post Foods has been showing positive share gains and our forecast suggested increasing trends during the quarter. With category volumes weaker than expected, our volume declined 0.8%. The volume decline resulted in a reduction to Adjusted EBITDA of approximately $1.5 million.

Beyond Post Foods, Dymatize supply chain issues have cost an incremental $5.0 million in the third quarter. This has two components. First, costs are running higher by approximately $2.5 million. Second, the foregone profit on missed shipments was also approximately $2.5 million. We continue to be confident that the Dymatize headwinds are temporary in nature. To put this in context, despite significant obstacles to shipping internationally, Dymatize recorded third quarter sales of $47.6 million. Once through the process improvements, this business can yield a low teens EBITDA margin. We also expect sales to accelerate well in excess of the run rate implied by annualizing this quarter.
Finally, Post Private Brands incurred severance of approximately $1.0 million related to an internal restructuring.
In total these five items resulted in a miss from estimates of $17.8 million.
With respect to forecasting, our increased size and complexity required that we invest in additional systems and people. We are making that investment. While the investment is modest, the payoff will result in meaningful improvement to our ability to forecast short-term changes on a more real-time basis.
In general, we expect the fourth quarter excluding Michael to approximate the results in the third quarter, with RTE cereal weak and Dymatize costs running high. As a result, we have updated Adjusted EBITDA guidance excluding Michael Foods to be between $260 million and $270 million.
For the nearly four month period included in our results, we expect Michael Foods Adjusted EBITDA to be between $75 and $80 million. For this quarter only, we are providing separate guidance for Michael Foods solely to enable reconciliation to prior guidance.
With respect to certain additional data, we continue to expect capital expenditures for fiscal 2014, excluding Michael, to be between $90 million and $100 million. We estimate capital expenditures for Michael Foods for the nearly four months contribution period to be approximately $25 million. As we communicated earlier this year, Michael Foods’ capital expenditures are higher in 2014 due to some expansion activities this year.
The Modesto facility closure is on track for completion by September 2014, with the total net pretax annual cash savings of approximately $14 million expected to be fully phased in fiscal year 2015.
We expect the acquisition of the PowerBar and Musashi brands and related worldwide assets from Nestlé to close on October 1, 2014.
Yesterday, we also announced the acquisition of American Blanching Company (ABC). We agreed to pay $128 million in cash for ABC. On an annual basis, it is expected to contribute approximately $135 million to sales and approximately $14-$16 million to Adjusted EBITDA. The transaction is expected to close in the first fiscal quarter of 2015 and will be financed from cash on hand.
In closing, during the past eighteen months we have dramatically expanded our business. It has come with some challenges, but we have achieved much of what we set out to do. We established Post as an independent operating business, we used M&A to diversify the business and we are positioned to drive additional opportunistic consolidation across our platforms should the opportunity arise.
Our focus is improving execution against expectations. However, M&A - targeted to complement the existing portfolio - remains core to our ambitious plans. Despite the short term challenges we face, we are committed to our growth plans and confident in them. Our announced acquisition of American Blanching is a prime example.
Thank you for listening to our call today and we look forward to updating you again next quarter.
Operator
Thank you, this concludes today’s conference call. You may now disconnect.